Exhibit 99.1

Investor contact: Patti McKee
ViewPoint Financial Group, Inc.
972-578-5000, Ext. 7223
FOR IMMEDIATE RELEASE
Media contact: Mary Rische
ViewPoint Bank
972-758-1554

VIEWPOINT FINANCIAL GROUP, INC. APPOINTS OFFICERS TO EXECUTIVE TEAM

Scott Almy named EVP/Chief Risk Officer and General Counsel;

Thomas Swiley named EVP/Chief Lending Officer

PLANO, Texas, July 5, 2012 -- ViewPoint Financial Group, Inc. (NASDAQ: VPFG), parent company of ViewPoint Bank, N.A., today announced the appointment of two seasoned banking professionals who will join the executive team on July 16.

Thirty-five-year Dallas commercial banking veteran Thomas Swiley will come on board as executive vice president and chief lending officer. He is charged with overseeing the corporate banking, entrepreneurial banking, commercial real estate and warehouse lending divisions.

Scott Almy will join ViewPoint as executive vice president, chief risk officer and general counsel, heading the credit, risk, compliance and legal functions of the company and bank. Almy has nearly 20 years of bank regulatory expertise.

“We’re looking forward to the wealth of experience Tom and Scott are bringing to ViewPoint,” said President and Chief Executive Officer Kevin Hanigan. “I’ve known them both for many years, and I’m confident in their leadership, and it will be a pleasure to have them on the team.”

Swiley’s extensive and impressive Texas banking career includes six years as president and chief operating officer of Bank of Texas, N.A. He’s also held various executive positions with commercial banks, primarily with Bank of America and its predecessors. Swiley holds both an M.B.A and B.B.A from Southern Methodist University and is also a graduate of the Southwestern Graduate School of Banking.

Since 2009, Almy has been the managing member of a private law firm in Dallas, where he focused on regulatory and transactional matters affecting banks, bank holding companies and other financial firms. Prior to that, he spent 15 years at Guaranty Financial Group, serving as general counsel and secretary for the company and its subsidiary, Guaranty Bank. Almy has a J.D. from Texas Tech University School of Law and a B.B.A from Texas A&M. He also completed the Executive Education Program in Advanced Risk Management at the Wharton School, University of Pennsylvania.

About ViewPoint Financial Group, Inc.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank, National Association. ViewPoint Bank, N.A. operates 31 community bank offices, including four Highlands Bank locations in Dallas and two First National Bank of Jacksboro locations in Jack and Wise Counties. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.

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